SUBSCRIPTION AND CONTRIBUTION AGREEMENT

This Subscription and Contribution Agreement (this “Agreement”) is entered into by and between is made effective as of February 20, 2018 (the “Effective Date”), by and between Secured Real Estate Income Fund I, LLC, a Delaware limited liability company (the “Purchaser”) and Secured Real Estate Income Strategies, LLC, a Delaware limited liability company (the “Company”). Purchaser and the Company are referred to herein as “Parties” and individually, as a “Party”.

WHEREAS, the Company is a real estate investment company focused on investing in real estate debt instruments (the “Business”) and has operated the Business at all relevant times prior hereto;

WHEREAS, the Purchaser is a real estate investment fund that has invested in secured promissory notes (“Notes”) collateralized by mortgages, deeds of trusts or other security instruments (collectively, the “Loan Documents”) creating a debt obligation with the underlying borrower and granting a security interest in real properties located in the United States (“Collateral”, and together with the Notes and the Loan Documents, the “Contributed Assets”).

WHEREAS, Purchaser wishes to subscribe for and purchase Class A limited liability company membership interests in the Company (the “Purchased Interests”) by contributing to the Company the Contributed Assets in exchange for the Purchased Interests and then distribute the Purchased Interests to its members (“Purchaser Members”).

In consideration of the mutual covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Company hereby agree as follows.

1.Subscription and Contribution.

(a)Certain Capitalized terms not defined herein shall have the meanings set forth on Exhibit A, attached hereto.

(b)Subject to the terms and conditions hereof, the Purchaser hereby irrevocably tenders this subscription (this “Subscription”) for the Purchased Interests in the number and amount set forth on the “Subscription Amount” line on the Purchaser’s applicable signature page hereto (the “Signature Page”) by contributing to the Company the Contributed Assets set forth on Schedule A.  The Parties agree that the purchase price for the Purchased Interests (“Purchase Price”) shall be equal to the value of the Contributed Assets at Closing in accordance with Section 1.1(d) below;

(c)The Company shall accept the contribution of the Contributed Assets for the Subscription for the Purchased Interests.

(d)Valuation of the Contributed Assets.   The value of the Contributed Assets is set forth on Schedule A.  For the purpose of determining the Purchase Price, the Company shall value the Contributed Assets as follows:

(i)The value of each of the Notes shall be equal to the outstanding principal balance, plus all accrued but unpaid interest, fees, expenses, penalties, interest and equity sharing and other amounts due on the date of valuation.

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(ii)The value of each real estate owned property (“REO”) obtained through foreclosure or otherwise owned by the Purchaser shall be equal to the most recent appraised value of such property, or, absent an appraisal, the average price as determined by no less than two broker price opinions;

(iii)The value of all other assets shall be such value as agreed upon by the Parties.

(e)This Subscription, when and if accepted by the Company, will constitute a commitment to contribute to the Company the Contributed Assets as accepted by the Company (the “Commitment”) in accordance with terms of the Operating Agreement of the Company, as the same may be further amended from time to time (the “Company Agreement”).  The Purchaser shall be admitted as a Member in the Company (“Member”) at the time this Subscription is accepted and executed by the Company and the Purchaser hereby irrevocably agrees to be bound by the Company Agreement as a Member thereunder and to perform all obligations thereunder, including making contributions to the Company in accordance with the terms thereof.  This Agreement will become irrevocable with respect to the Purchaser at the time of its submission to the Company and may not be withdrawn by the Purchaser unless the Company rejects this Subscription.

(f)The Managing Member, on behalf of the Company, may accept or reject this Subscription, in whole or in part, in its sole discretion.  This Subscription shall be deemed to be accepted by the Company and this Agreement shall be binding against the Company only upon the Company accepting the subscription.  At the Closing, the Purchaser shall be issued the Purchased Interests for which it has subscribed.

(g)The Company has the unrestricted right to condition its acceptance of the Purchaser’s subscription, in whole or in part, upon the receipt by the Company of any additional instruments (including any bills of sale or transfer agreements required for the transfer of the Contributed Assets and such other designations, representations, warranties, covenants), documentation and information requested by the Company in its sole discretion, including an opinion of counsel to the Purchaser, evidencing the legality of an investment in the Company by the Purchaser and the authority of the person executing this Agreement on behalf of the Purchaser (collectively the “Additional Documents”), in addition to these Subscription Documents.

(h)The Purchaser understands that the Company has entered into or expects to enter into separate subscription agreements with other investors which are or shall be substantially similar in all material respects to this Agreement providing for the admission of such other investors as Members in the Company.  This Agreement and such separate subscription agreements are separate agreements and the sale arrangements between the Company and such other investors are separate sales.  The Purchaser also acknowledges that the Company may enter into side letters with certain Members (which may include the Purchaser) which contain terms different from those in this Agreement or amend and supplement certain provisions of the Company Agreement as it applies to such Members.

2.Closing.  The closing of the Subscription shall take place on or before February 20, 2018, or such other date as Company and Purchaser may mutually agree (the “Closing” and such date and time being called the “Closing Date”).

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(a)Closing Deliveries. Subject to the conditions set forth in this Agreement, at the Closing:

(i)Seller shall convey one hundred percent (100%) of its undivided interests in the Contributed Assets to Company by executing (a) a Bill of Sale in the form of Exhibit B attached hereto and (b) an Assignment of Contracts in the form of Exhibit C attached hereto, each along with such other appropriately executed instruments of title, sale, transfer, assignment, conveyance and delivery and all other instruments of conveyance which are necessary or desirable to effect transfer to the Company of good and marketable title to the Assets (free and clear of all Liens other than Permitted Liens).

3.Representations and Warranties of the Purchaser.

The Purchaser hereby represents and warrants to the Company as of the date of this Agreement and as of the date of any capital contribution to the Company (and the Purchaser agrees to notify the Company in writing immediately if any changes in the information set forth herein occur):

(a)The Purchaser on behalf of itself and the Purchaser Members, represents that it is a “Qualified Purchaser”, meaning Purchaser and each of the Purchaser Members is either (i) an “Accredited Investor” within the meaning of Rule 501 under the Securities Act of 1933 (the “Securities Act”) in accordance with Exhibit D, (ii) a non-accredited investor and the investment in the Purchased Interests does not represent more than 10% of the greater of Purchaser’s annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons).

(b)The Purchaser and each Purchaser Member is purchasing the Purchased Interests solely for the Purchaser’s own account for investment purposes only and not with a view to the sale or distribution of any part or all thereof by public or private sale or other disposition; provided, however, the Purchaser may distribute the Purchased Interests to the Purchaser Members immediately after the Purchase in full redemption of such Purchaser Member’s interest in Purchaser.  Purchaser understands that no public market exists for the Purchased Interests.  The Purchaser has no intention of selling, granting any participation in or otherwise dividing, distributing or disposing of any portion of the Purchased Interests, except to the Purchaser Member.

(c)The Purchaser has such knowledge, sophistication and experience in financial and business matters that the Purchaser is capable of evaluating the merits and risks of an investment in the Purchased Interests and has the capacity to protect the Purchaser’s own interest in connection with the Purchaser’s proposed investment in the Purchased Interests.  The Purchaser understands that an investment in the Purchased Interests is highly speculative and the Purchaser is able to bear the economic risk of such investment for an indefinite period of time and the loss of the Purchaser’s entire investment.

(d)All questions of the Purchaser related to the Purchaser’s investment in the Purchased Interests have been answered to the full satisfaction of the Purchaser and the Purchaser has received all the information the Purchaser considers necessary or appropriate for deciding whether to purchase the Purchased Interests.

(e)This Agreement, upon acceptance by the Company, will constitute a valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms except to the extent

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limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors’ rights generally and by principles of equity.

(f)If the Purchaser is a natural person, the Purchaser (i) has full legal capacity to execute and deliver this Agreement and to perform the Partner’s obligations hereunder and (ii) is a bona fide resident of the state of residence provided to the Company or its agent and has no present intention of becoming a resident of any other state or jurisdiction.

(g)Purchaser (i) is duly organized and has all requisite power to execute and deliver this Agreement and perform its obligations hereunder, (ii) has taken all necessary action to duly authorize the execution, delivery and performance of this Agreement and (iii) was not organized for the specific purpose of acquiring the Purchased Interests.

(h)Other than as set forth herein or in the Company Agreement (and any separate agreement in writing with the Company executed in conjunction with the Purchaser’s subscription for the Purchased Interests), the Purchaser is not relying upon any information, representation or warranty by the Company, the Managing Member or any of its respective agents or representatives in determining to invest in the Company. The Purchaser has consulted, to the extent deemed appropriate by the Purchaser, with the Purchaser’s own advisers as to the financial, tax, legal and other matters concerning an investment in the Purchased Interests and on that basis and the basis of its own independent investigations, without the assistance of the Company, the Managing Member or any of its respective agents or representatives, believes that an investment in the Purchased Interests is suitable and appropriate for the Purchaser. Purchaser hereby represents and warrants that it has had the opportunity for its legal counsel review the legal documents executed in connection with its Subscription.

(i)Purchaser and each Purchaser Member has received and read a copy of the Company’s Form 1A and Offering Circular (the “Circular”) and understands the risks and expenses of an investment in, the Company.  The Purchaser acknowledges that it has reviewed and understands the “Conflicts of Interest” section of the Circular, and further understands that (i) the Managing Member and its affiliates (A) may carry on investment activities for their own accounts, for family members and friends who do not invest in the Company; (B) may give advice and recommend investments to their respective family and friends that differs from advice given to, or investments recommended or bought for, the Company, even though their business or investment objectives may be the same or similar; (C) will be engaged in activities, including investment activities, apart from their management of the Company as permitted by this Agreement and (D) may direct the Company to extend loans to, purchase loans from or make investments into entities which are owned, managed, or controlled by the Managing Member and its affiliates or, as a result of which, the Managing Member or its affiliates will receive a financial benefit; (ii) certain employees of the Managing Member are expected to continue to perform services for the Managing Member and its affiliates, as well as for other entities, investment funds and accounts in such manner as the Managing Member, in its sole discretion, deems appropriate (subject to the limitations on the timing of such establishment, as described below); (iii) certain other selling, general and administrative expenses will be shared by the Company and companies affiliated with the Managing Member; (iv) the Company may co-invest with affiliates of the Managing Member; and (v) the Company may use affiliates of the Managing Member to provide certain services to the Company.

(j)Purchaser understands and acknowledges that (i) any description of the Company’s business and prospects given to Purchaser is not necessarily exhaustive, (ii) all estimates,

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projections and forward-looking statements were based upon the best judgment of the Company’s management at the time such estimates or projections were made and that whether or not such estimates, projections or forward-looking statements will materialize will depend upon many factors that are out of the control of the Company and (iii) there is no assurance that any projections, estimates or forward-looking statements will be attained.

(k)Purchaser’s information provided to the Company is complete and accurate and may be relied upon by the Company and the Managing Member. Additionally, by executing the Subscription Agreement, the Purchaser acknowledges and agrees that any identifying information or documentation regarding the Purchaser and/or its suitability to invest in the Company that was furnished by the Purchaser to the Company, the Managing Member or their affiliates online, or via e-mail, whether in connection with this subscription or previously, may be made available to the Managing Member, remains true and correct in all respects and may, at the discretion of the Managing Member, be incorporated by reference herein (collectively, “Supporting Documents”).

(l)Neither this Subscription nor any of the Purchaser’s contributions of Commitments do or will directly or indirectly contravene applicable laws and regulations, including anti-money-laundering laws and regulations.  The Purchaser understands and agrees that the Company may undertake any actions that the Company deems necessary or appropriate to ensure compliance with applicable laws, rules and regulations regarding money laundering or terrorism. In furtherance of such efforts, the Purchaser hereby represents, covenants, and agrees that, to the best of the Purchaser’s knowledge based on reasonable investigation:

(i)None of the Purchaser’s capital contributions to the Company (including the Contributed Assets) shall be derived from money laundering or similar activities deemed illegal under federal laws and regulations.

(ii)To the extent within the Purchaser’s control, none of the Purchaser’s capital contributions to the Company will cause the Company or any of its personnel to be in violation of federal anti-money laundering laws, including without limitation the Bank Secrecy Act (31 U.S.C. 5311 et seq.), the United States Money Laundering Control Act of 1986 or the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, and any regulations promulgated thereunder.

(iii)The Purchaser acknowledges that due to anti-money laundering requirements operating in the United States, as well as the Company’s own internal anti-money laundering policies, the Company and the Managing Member may require further identification of the Purchaser and the source of its capital contribution before these Subscription Documents can be processed, capital contributions can be accepted or distributions made.  When requested by the Company, the Purchaser will provide any and all additional information, and the Purchaser understands and agrees that the Company may release confidential information about the Purchaser (and, if applicable, any underlying beneficial owner or Related Person2 to any person) if the Company has determined that such

2 For purposes of this subparagraph (c) and subparagraph (d) below, with respect to any entity, any interest holder, director, senior officer, trustee, beneficiary or grantor of such entity; provided that in the case of an entity that is a publicly traded company or a tax qualified pension or retirement plan in which at least 100 employees participate that is maintained by an employer that is organized in the U.S. or is a U.S. government entity (a “Qualified Plan”), the term “Related Person” shall exclude any interest holder holding less than 5% of any class of securities of such publicly traded company and beneficiaries of such Qualified Plan.

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release is necessary to ensure compliance with all applicable laws and regulations concerning money laundering and similar activities; provided, that prior to releasing any such information, the Company shall confirm with counsel that such release is necessary to so ensure said compliance.

(m)Except as otherwise disclosed in writing to the Company, the Purchaser represents and warrants that neither it, nor to the best of its knowledge and belief after due inquiry, the Beneficial Owners (as defined below), nor any person or entity controlled by, controlling or under common control with the Purchaser or the Beneficial Owners, nor any person having a beneficial or economic interest in the Purchaser or the Beneficial Owners, any person for whom the Purchaser is acting as agent or nominee in connection with this investment, nor in the case of a Purchaser which is an entity, any Related Person is:

(i)a Prohibited Investor;3

(ii)a Senior Foreign Political Figure,4 any member of a Senior Foreign Political Figure’s “immediate family,” which includes the figure’s parents, siblings, spouse, children and in-laws, or any Close Associate5 of a Senior Foreign Political Figure, or a person or entity resident in, or organized or chartered under, the laws of a Non-Cooperative Jurisdiction;6

(iii)a person or entity resident in, or organized or chartered under, the laws of a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns; or

(iv)a person or entity who gives the Purchaser reason to believe that its funds originate from, or will be or have been routed through, an account maintained at a Foreign Shell Bank,7 an “offshore bank,” or a bank organized or chartered under the laws of a Non-Cooperative Jurisdiction.

3 For purposes of this subparagraph (d), “Prohibited Investor” shall mean a person or entity whose name appears on (i) the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Office of Foreign Assets Control; (ii) other lists of prohibited persons and entities as may be mandated by applicable law or regulation; or (iii) such other lists of prohibited persons and entities as may be provided to the Company in connection therewith.

4 For purposes of this subparagraph (d), “Senior Foreign Political Figure” shall mean a senior official in the executive, legislative, administrative, military or judicial branches of a foreign government (whether elected or not), a senior official of a major foreign political party, or a senior executive of a foreign government-owned corporation.  In addition, a Senior Foreign Political Figure includes any corporation, business or other entity that has been formed by, or for the benefit of, a Senior Foreign Political Figure.

5 For purposes of this subparagraph (d), “Close Associate of a Senior Foreign Political Figure” shall mean a person who is widely and publicly known internationally to maintain an unusually close relationship with the Senior Foreign Political Figure, and includes a person who is in a position to conduct substantial domestic and international financial transactions on behalf of the Senior Foreign Political Figure.

6 For purposes of this subparagraph (d), “Non-Cooperative Jurisdiction” shall mean any foreign country that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Task Force on Money Laundering, of which the U.S. is a member and with which designation the U.S. representative to the group or organization continues to concur.

7 For purposes of this subparagraph (d), “Foreign Shell Bank” shall mean a Foreign Bank without a Physical Presence in any country, but does not include a Regulated Affiliate.

A “Foreign Bank” shall mean an organization that (i) is organized under the laws of a foreign country, (ii) engages in the business of banking, (iii) is recognized as a bank by the bank supervisory or monetary authority of the country of its organization or principal banking operations, (iv) receives deposits to a substantial extent in the regular course of its business, and (v) has the power to accept demand deposits, but does not include the U.S. branches or agencies of a foreign bank.

“Physical Presence” shall mean a place of business that is maintained by a Foreign Bank and is located at a fixed address, other than solely a post office box or an electronic address, in a country in which the Foreign Bank is authorized to conduct banking activities, at which location the Foreign Bank (i) employs one or more individuals on a full-time basis, (ii) maintains operating records related to its banking activities, and (iii) is subject to inspection by the banking authority that licensed the Foreign Bank to conduct banking activities.

“Regulated Affiliate” shall mean a Foreign Shell Bank that is an affiliate of a depository institution, credit union or Foreign Bank that maintains a Physical Presence in the U.S. or a foreign country regulating such affiliated depository institution, credit union or Foreign Bank.

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(n)The Purchaser understands the rights, obligations and restrictions of Members, including that withdrawals of capital from the Company by Members are limited by the terms of the Company Agreement.

(o)The Purchaser understands that the Company intends to operate in such a manner that (i) an investment in the Company will be a permissible investment for Qualified Plan Investors and (ii) the Company will qualify for an exemption from the “look through” rule of the Plan Asset Regulations (U.S. Department of Labor regulation 20 C.F.R. section 2510.3101), including limiting the holdings of Qualified Plan Investors to less than 25 percent of the Purchased Interests.

(p)If the Purchaser is an “employee benefit plan” as defined in section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan with respect to which section 4975 of the Internal Revenue Code, as amended (the “Code”) applies or an entity or account whose assets are deemed to include assets of any such plan (a “Qualified Plan Investor”), (i) the Purchaser has completed and complied with the instructions set forth in Exhibit E to this Agreement, making the representations and warranties referenced therein and (ii) if the Company or any partner, employee or agent of the Company is ever held to be a fiduciary, the fiduciary responsibilities, if any, of that person shall be limited to the person’s duties in administering the business of the Company, and such person shall not be responsible for any other duties with respect to any Qualified Plan Investor.

(q)Purchaser has good and marketable title to the Contributed Assets, free and clear of any Liens.

(r)All REO is free from Liens and environmental liabilities, is properly insured against damage and liabilities.

(s)Each of the Loan Documents are in full force and effect and are the legal, valid and binding obligations, enforceable against the parties thereto in accordance with their terms, subject to the effect of bankruptcy, insolvency, reorganization, liquidation, dissolution, moratorium or other similar laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity (regardless of whether considered in Proceedings at law or in equity.)

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(t)There are no Proceedings pending against Purchaser or the Contributed Assets (nor has Purchaser received written notice of any threat thereof) before any court or governmental agency.  Purchaser is not a party or subject to any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

(u)The Purchaser understands the meaning and legal consequences of the representations and warranties made by the Purchaser herein, and that the Company is relying on such representations and warranties in making its determination to accept or reject this Agreement.

4.Certificates.  The Purchaser understands and agrees that, as permitted by applicable law, the Purchased Interests will not be represented by a certificate unless otherwise determined by the Company.  If the Managing Member determines to have the Purchased Interests be represented by a certificate, such certificate shall bear such legends as the Company considers advisable to facilitate compliance with the Securities Act or any other securities law or any other restrictions placed on such Purchased Interests.

5.Liability.  The Purchaser agrees that neither the Company, the Managing Member nor any of their respective affiliates, nor their respective managers, officers, directors, members, equity holders, employees or other applicable representatives (collectively, the “Company, the Managing Member and their Affiliated Persons”), shall incur any liability (a) in respect of any action taken upon any information provided to the Company by the Purchaser (including any Supporting Documents or Additional Documents) or for relying on any notice, consent, request, instructions or other instrument believed, in good faith, to be genuine or to be signed by properly authorized persons on behalf of the Purchaser, including any document transmitted by email or (b) for adhering to applicable anti-money laundering obligations whether now or hereinafter in effect.

6.Indemnification.  To the extent permitted by law, the Purchaser agrees that it will indemnify and hold harmless the Company, the Managing Member, the Investment Manager and their respective Affiliated Persons from and against any and all direct and consequential loss, damage, liability, cost or expense (including reasonable attorneys’ and accountants’ fees and disbursements, whether incurred in an action between the parties hereto or otherwise, and including any liability which results directly or indirectly from the Company, the Managing Member, the Investment Manager and their respective Affiliated Persons becoming subject to ERISA or Section 4975 of the Code) (collectively, “Losses”) which the Company, the Managing Member and their Affiliated Persons, or any one of them, may incur by reason of or in connection with these Subscription Documents (including any Supporting Documents and Additional Documents), including any misrepresentation made by the Purchaser or any of the Purchaser’s agents (including, but not limited to, any misrepresentation of Purchaser’s status under ERISA or the Code), any breach of any declaration, representation or warranty of Purchaser, the failure by the Purchaser to fulfill any covenants or agreements under these Subscription Documents, its or their reliance on email or other instructions, or the assertion of the Purchaser’s lack of proper authorization from the Beneficial Owner(s) to execute and perform the obligations under these Subscription Documents.  The Purchaser also agrees that it will indemnify and hold harmless the Company, the Managing Member, Investment Manager and their respective Affiliated Persons from and against any and all direct and consequential Losses that they or any one of them, may incur (a) as provided in Section 10 below and (b) by reason of, or in connection with, the failure by the Purchaser to comply with any

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applicable law, rule or regulation having application to the Company, the Managing Member, the Investment Manager or their Affiliated Persons.

(a)the dissolution and termination of the Company in accordance with the Company Agreement.

7.Dispute Resolution.

(a)Notwithstanding anything to the contrary in this Agreement or the Company Agreement, and except for any claim or action that the Company may elect to commence in the Designated Courts to enforce any of its rights or the Purchaser’s obligations under this Subscription Agreement or the Company Agreement, the Purchaser agrees that all disputes arising out of (i) this Agreement, (ii) the Company’s offering of the Purchased Interests, (iii) the Purchaser’s Subscription for the Purchased Interests and (iv) the Purchaser’s rights and obligations under the Company Agreement shall be submitted to and resolved by binding arbitration in accordance with this Section 6.  The Purchaser acknowledges and agrees that the parties are waiving their right to seek remedies in court, including the right to jury trial.

(b)The arbitration will be conducted in the Arbitration Location, and in accordance with Delaware law and the rules then in effect of the American Arbitration Association in accordance with its rules for commercial disputes before a single arbitrator appointed in accordance with such rules.  The award of the arbitrator shall be final and conclusive and judgment on the award rendered may be entered in any court having jurisdiction.

(c)No person will bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against the other party that has initiated in court a putative class action or that is a member of a putative class that has not opted out of the class with respect to any claims encompassed by the putative class action until (i) the class certification is denied, (ii) the class is decertified or (iii) the other party is excluded from the class by the court.  Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except if stated herein.

8.Waiver; Conflict of Interest.  The Purchaser acknowledges and agrees that the Managing Member and its affiliates will be subject to various conflicts of interest in carrying out the Managing Member’s responsibilities to the Company. Affiliates of the Managing Member may also be in competition with the Company or its investments. Other funds may be formed in the future with objectives that are the same as or similar to the Company’s objectives.  Each Purchaser hereby waives any such conflicts of the Managing Member and its affiliates by executing this Subscription Agreement.

9.Confidentiality.  The Purchaser shall keep confidential, and not make use of or disclose to any person (other than for purposes reasonably related to its interest in the Company or as required by law), any information or matter received from or relating to the Company; provided that the Purchaser may disclose any such information to the extent that such information (i) is or becomes generally available to the public through no act or omission of the Purchaser, (ii) was already in the possession of the Purchaser at the time of such disclosure or (iii) is communicated to the Purchaser by a third party without violation of confidentiality obligations.

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10.Beneficial Ownership.  The Purchaser represents and warrants that it is subscribing for Interests for Purchaser’s own account and own risk, unless the Purchaser advises the Company to the contrary in writing and identifies with specificity each supplemental Beneficial Owner (as defined below) as well as such other information and/or documentation as may be requested or required by the Company.  The Purchaser also represents that it does not have the intention or obligation to sell, distribute or transfer its Interests or any portion thereof, directly or indirectly, to any other person or entity or to any nominee account. If the Purchaser is subscribing on behalf of a Beneficial Owner, then the Purchaser represents that all subscription payments transferred to the Purchaser with respect to such Beneficial Owner originated directly from a bank or brokerage Account in the name of such Beneficial Owner.

The Purchaser represents and warrants that the Purchaser is not (a) acting as trustee, custodian, agent, representative or nominee for (or with respect to) another person or entity (howsoever characterized and regardless of whether such person or entity is deemed to have a property interest, or the like, with respect to such Interests under local law) or (b) an entity (other than a publicly-traded company listed on an organized exchange (or a subsidiary or a pension fund of such a company) based in a FATF-Compliant Jurisdiction (as defined below) investing on behalf of underlying investors (including a Company-of-Companies) (the persons, entities and underlying investors referred to in (a) and (b) being referred to collectively as the “Beneficial Owners”).  If the preceding sentence is not true, the Purchaser represents and warrants that:

(i) The Purchaser understands and acknowledges that the representations, warranties and agreements made herein are made by the Purchaser (A) with respect to the Purchaser and (B) with respect to each of the Beneficial Owners;

(ii) The Purchaser has all requisite power and authority from each of the Beneficial Owners to execute and perform the obligations under these Subscription Documents and to bind each such Beneficial Owner as a party hereto;

(iii) The Purchaser has adopted and implemented anti-money laundering policies, procedures and controls that comply, and will continue to comply, in all respects, with the requirements of applicable anti-money laundering laws and regulations; and

(iv) The Purchaser has verified, or has access to, the identity of each Beneficial Owner, holds evidence of such identity and will make such evidence, together with any other documentation or information reasonably necessary to support the accuracy of Purchaser’s representations and warranties contained herein, available to the Company upon request, and has procedures in place to ensure that the Beneficial Owners are not Prohibited Investors.

11.Survival.  The representations, warranties and agreements contained in this Agreement shall survive the execution of this Agreement by the Purchaser and acceptance of this Agreement by the Company.

12.Additional Information.  The Purchaser agrees that, upon demand, it will promptly furnish any information, and execute and deliver such documents, as reasonably required by the Company and furnish any information relating to the Purchaser’s relationship with the Company as required by governmental agencies having jurisdiction over the Company.

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13.Assignment and Successors.  This Agreement may be assigned by the Purchaser only with the prior written consent of the Company.  Subject to the foregoing, this Agreement shall be binding on the respective successors, assigns, heirs and legal representatives of the parties hereto.

14.No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person, other than the parties hereto.

15.Amendment; Waiver.  Neither this Agreement nor any term hereof may be amended other than by written consent of the Purchaser and the Company.  No provision hereof may be waived other than in a writing signed by the waiving party.  Unless expressly provided otherwise, no waiver shall constitute an ongoing or future waiver of any provision hereof.

16.Governing Law.  This Agreement is governed by and shall be construed in accordance with the laws of the State of Delaware, without regard to conflict of laws principles.  For the purpose of any judicial proceeding to enforce an award or incidental to arbitration or to compel arbitration, the Purchaser and the Company hereby submit to the non-exclusive jurisdiction of the Designated Courts, and agree that service of process in such arbitration or court proceedings shall be satisfactorily made upon it if sent by registered mail addressed to it at the address set forth on the Purchaser Information page and Definitions page respectively.

17.Entire Agreement. This Agreement, the Company Agreement and any side letter entered into between the Company and the Purchaser, and all of the exhibits and appendices attached hereto and thereto, constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and thereof and supersedes any prior written or oral agreements or understandings of the parties with respect thereto.

18.Privacy Notice.  Subscriber has received and reviewed the Company’s Privacy Policy as set forth on Exhibit F.

19.Notice.  All communications hereunder shall be in writing and delivered in person, by registered or certified mail, by electronic mail or otherwise delivered to the Purchaser at the applicable address or number provided to the Company and to the Company at the address or number set forth in the Definitions hereto, or at such other place as the receiving party may designate to the other party by written notice.  Each such communication shall be deemed received on the earlier of (i) receipt, (ii) personal delivery, (iii) transmission by electronic mail (with evidence of transmission from the transmitting device), (iv) one business day after deposit with a nationally recognized overnight courier service or (v) three business days after being sent by registered or certified mail, return receipt requested, postage prepaid.

20.Severability. If any provision of this Agreement is held by applicable authority to be unlawful, void or unenforceable to any extent, such provision, to the extent necessary, shall be severed from this Agreement and the remainder of this Agreement shall not be affected thereby and shall continue in full force and effect.

21.Electronic Delivery of Disclosures and Schedule K-1.  The Purchaser understands that the Company and the Managing Member expect to deliver tax return information, including Schedule K-1s (each, a “K-1”) to the Purchaser by either electronic mail, a posting to a Purchaser-accessible platform,

Subscription Agreement page 11

or some other form of electronic delivery.  Pursuant to IRS Rev. Proc. 2012-17 (Feb. 13, 2012), the Purchaser hereby expressly understands, consents to, and acknowledges such electronic delivery of tax returns and related information.

(i)The Purchaser’s consent to electronic delivery will apply to all future K–1s unless such consent is withdrawn by the Purchaser.

(ii)If for any reason the Purchaser would like a paper copy of the K-1 after the Purchaser has consented to electronic delivery, the Purchaser may submit a request via email to admin@reincomefunds.com or send a written request to SREIF Manager II, LLC, 2105 South Bascom Avenue, Suite 190, Campbell CA 95008 Attention: Matthew Sullivan.  Requesting a paper copy of the Purchaser’s K-1 will not be treated as a withdrawal of consent

(iii)If the Purchaser in the future determines that it no longer consents to electronic delivery, the Purchaser will need to notify the Company so that it can arrange for a paper K-1 to be delivered to the address that the Company then currently has on file.  The Purchaser may submit notice via email to admin@reincomefunds.com or send a written request SREIF Manager II, LLC, 2105 South Bascom Avenue, Suite 190, Campbell CA 95008 Attention: Matthew Sullivan. The Purchaser’s consent is considered withdrawn on the date the Company receives the written request to withdraw consent. The Company will confirm the withdrawal and its effective date in writing.  A withdrawal of consent does not apply to a K-1 that was emailed to the Purchaser before the effective date of the withdrawal of consent.

(iv)The Company (or the Managing Member) will cease providing statements to the Purchaser electronically if the Purchaser provides notice to withdraw consent, if the Purchaser ceases to be a member of the Company, or if regulations change to prohibit the form of delivery.

(v)If the Purchaser needs to update the Purchaser’s contact information that is on file, please email the update to the Managing Member.  The Purchaser will be notified if there are any changes to the contact information of the Company.

(vi)The Purchaser’s K-1 may be required to be printed and attached to a federal, state, or local income tax return.

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IN WITNESS WHEREOF, Purchaser and the Company have executed this Subscription and Contribution Agreement as of the Effective Date.

Purchaser: Secured Real Estate Income Fund I LLC	Company: Secured Real Estate Income Strategies LLC
SREIF Manager I, LLC, its Manager Robert Barr, Investment Manager, POA Purchased Price: $215,426.60 Number of Units: 21,542.66 Units	SREIF Manager II, LLC, its Manager Robert Barr, Investment Manager, POA

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Exhibit A

DEFINITIONS

“Arbitration Location” shall mean Los Angeles, CA.

“Company” shall mean:   Secured Real Estate Income Strategies, LLC, a Delaware limited liability company.

“Contributed Assets”  shall mean: all assets related to or used in the operation and management of the Purchaser’s business as more particularly set forth on Schedule A, including, without limitation: (i) all promissory notes, loan agreements, mortgages, deeds of trust, security instruments, fixture filings and other loan documents created in connection with the extension of loan (ii) all of Purchaser’s REO and other real property owned; and (iii) the goodwill associated therewith, all free and clear of any security interests, mortgages or other encumbrances.

“Lien” or “Liens” means any lien (statutory or otherwise), hypothecation, encumbrance, claim, Liability, security interest, interest, mortgage, pledge, restriction, charge, instrument, license, preference, priority, security agreement, easement, covenant, encroachment, option, right of recovery, tax (including foreign, federal, state and local tax), order of any governmental authority, of any kind or nature (including any leasehold interest, license or other right, in favor of a third party, to use any portion of the Assets), whether secured or unsecured, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, contingent or non-contingent, material or non-material, known or unknown.

“Managing Member” shall mean:   SREIF MANAGER II, LLC, a Nevada limited liability company

“Managing Member E-mail” shall mean: admin@reincomefunds.com

“Managing Member Contact Information” shall mean:

SREIF MANAGER II, LLC

2090 N. Kolb Road Ste 120

Tucson AZ 85715

“Minimum Subscription Amount” shall mean $5,000.00 (subject to the Managing Member’s election to accept a lesser amount).

“Member” shall mean a member as defined in the Company operating agreement.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any governmental body or arbitrator.

“Subscription Documents” shall mean this Subscription Agreement, its exhibits, and any documents incorporated by reference therein.

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Schedule A

Loan Documents

1.L052880 ($160,060)

a.Mezzanine Note, Loan Agreement, and Pledge Agreements

b.DVC Alexandria Apartment Owner LLC, a Georgia Limited Liability Company, having an address of 1020 Powers Place, Alpharetta, Georgia, USA, 30009

c.2604 Cambleton Road Partners, LLC, a Georgia Limited Liability Company, having an address of 1020 Powers Place, Alpharetta, Georgia, USA, 30009

d.Virginia Manor Partners LLC, an Alabama Limited Liability Company, having an address of 6208 Owen Street, Birmingham, AL 35228

e.Arlington Park Partners LLC, an Alabama Limited Liability Company, having an address of 6208 Owen Street, Birmingham, AL 35228

f.DVC Covington (Ga) LP, a Georgia Limited Partnership, having an address of 1020 Powers Place, Alpharetta, Georgia, USA, 30009

g.3859 Austin Circle Associates, LP, a Georgia Limited Partnership, having an address of 1020 Powers Place, Alpharetta, Georgia, USA, 30009

h.DVC (Alabama) Holdings LP, an Alabama Limited Partnership, having an address of 1020 Powers Place, Alpharetta, Georgia, USA, 30009

i.DVC II (Alabama) Holdings LP, an Alabama Limited Partnership, having an address of 1020 Powers Place, Alpharetta, Georgia, USA, 30009

j.DVC (Illinois) Holdings, LP, a Illinois limited partnership, having an address of c/o Rothbury Capital Corp., 1188-1095 West Pender St., Vancouver, BC V6E 2M6

k.DVC II (Illinois) Holdings, LP, a Illinois limited partnership, having an address of c/o Rothbury Capital Corp., 1188-1095 West Pender St., Vancouver, BC V6E 2M6

2.L052894 ($55,366.60)

a.Promissory Note and Deed of Trust

b.Property Address: (Yanni Palms) 5703 Old Airline Road, Manvel, TX 77578

Total Value/Purchase Price:  $215,426.60

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Exhibit B

Bill of Sale

GENERAL ASSIGNMENT AND BILL OF SALE

THIS GENERAL ASSIGNMENT AND BILL OF SALE effective for all purposes as of February 20, 2018, by and between Secured Real Estate Income Fund I, LLC, a Delaware limited liability company (“Purchaser”), and Secured Real Estate Income Strategies, LLC, a Delaware limited liability company (“Company”).

WHEREAS, Purchaser and Company are parties to that certain Subscription and Contribution Agreement dated as of February 20, 2018 (the “Subscription Agreement”), pursuant to which Purchaser has agreed to purchase membership interests in the Company in exchange for the contribution of the assets set forth on Schedule 1 attached hereto (“Contributed Assets”), subject to the terms and conditions set forth therein.  Each capitalized term not otherwise defined herein shall have the meaning ascribed thereto in the Subscription Agreement.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

Sale and Transfer of Assets.  For good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, and as contemplated by the Subscription Agreement, Purchaser hereby transfers, assigns, conveys, grants and delivers to Company, effective as of the Effective Date all of Purchaser’s right, title and interest in the Contributed Assets.

Further Actions.  Purchaser covenants and agrees that, without further consideration, at any time and from time to time after the date hereof, Purchaser will take all steps reasonably necessary to establish the record of Company’s title to the Contributed Assets transferred and assigned herein and, at the request of Company, to execute and deliver further instruments of transfer and assignment and take such other action as Company may reasonably request to more effectively transfer and assign to and vest in Company each of the Contributed Assets transferred and assigned herein, all at the sole cost and expense of Purchaser.

3.Terms of the Subscription Agreement.  The terms of the Subscription Agreement, including but not limited to Company’s and Purchaser’s representations, warranties, covenants, agreements and indemnities are incorporated herein by this reference.  Company and Purchaser acknowledges and agrees that the representations, warranties, covenants, agreements and indemnities contained in the Subscription Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein.  In the event of any conflict or inconsistency between the terms of the Subscription Agreement and the terms hereof, the terms of the Subscription Agreement shall govern.

4.Counterparts and Electronic Signature.  This Assignment and Bill of Sale may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of

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which together shall constitute one and the same instrument. Signatures sent by facsimile or other electronic means shall constitute originals.

5.Governing Law.   This General Assignment and Bill of Sale shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

IN WITNESS WHEREOF, Purchaser and Company have executed this General Assignment and Bill of Sale as of the date first written above.

Purchaser: Secured Real Estate Income Fund I LLC	Company: Secured Real Estate Income Strategies LLC
SREIF Manager I, LLC, its Manager Robert Barr, Investment Manager, POA	SREIF Manager II, LLC, its Manager Robert Barr, Investment Manager, POA

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Schedule 1

Loan Documents

3.L052880 ($160,060)

l.Mezzanine Note, Loan Agreement, and Pledge Agreements

m.DVC Alexandria Apartment Owner LLC, a Georgia Limited Liability Company, having an address of 1020 Powers Place, Alpharetta, Georgia, USA, 30009

n.2604 Cambleton Road Partners, LLC, a Georgia Limited Liability Company, having an address of 1020 Powers Place, Alpharetta, Georgia, USA, 30009

o.Virginia Manor Partners LLC, an Alabama Limited Liability Company, having an address of 6208 Owen Street, Birmingham, AL 35228

p.Arlington Park Partners LLC, an Alabama Limited Liability Company, having an address of 6208 Owen Street, Birmingham, AL 35228

q.DVC Covington (Ga) LP, a Georgia Limited Partnership, having an address of 1020 Powers Place, Alpharetta, Georgia, USA, 30009

r.3859 Austin Circle Associates, LP, a Georgia Limited Partnership, having an address of 1020 Powers Place, Alpharetta, Georgia, USA, 30009

s.DVC (Alabama) Holdings LP, an Alabama Limited Partnership, having an address of 1020 Powers Place, Alpharetta, Georgia, USA, 30009

t.DVC II (Alabama) Holdings LP, an Alabama Limited Partnership, having an address of 1020 Powers Place, Alpharetta, Georgia, USA, 30009

u.DVC (Illinois) Holdings, LP, a Illinois limited partnership, having an address of c/o Rothbury Capital Corp., 1188-1095 West Pender St., Vancouver, BC V6E 2M6

v.DVC II (Illinois) Holdings, LP, a Illinois limited partnership, having an address of c/o Rothbury Capital Corp., 1188-1095 West Pender St., Vancouver, BC V6E 2M6

4.L052894 (55,366.60)

a.Promissory Note and Deed of Trust

b.Property Address: (Yanni Palms) 5703 Old Airline Road, Manvel, TX 77578

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EXHIBIT C

Assignment and Assumption

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Assignment”) is dated February 20, 2018, by and between Secured Real Estate Income Fund I, LLC, a Delaware limited liability company (“Purchaser”), and Secured Real Estate Income Strategies, LLC, a Delaware limited liability company (“Company”).

Purchaser and Company are parties to that certain Subscription and Subscription Agreement dated as of February 20, 2018 (the “Subscription Agreement”), pursuant to which Purchaser has agreed to purchase membership interests in the Company in exchange for the contribution of the assets set forth on Exhibit A attached hereto (“Contributed Assets”), subject to the terms and conditions set forth therein.  Each capitalized term not otherwise defined herein shall have the meaning ascribed thereto in the Subscription Agreement.

Pursuant to and subject to the terms of the Subscription Agreement, Purchaser has agreed to assign to Company, and Company has agreed to assume from Purchaser, Purchaser’s entire rights and obligations in and to all of the Loan Documents, as defined in the Subscription Agreement.

The parties therefore agree as follows:

1.Assignment by Purchaser. Purchaser hereby irrevocably conveys, transfers, and assigns unto Company, all of Purchaser’s rights and obligations under the Loan Documents set forth on Schedule 1.

2.Assumption by Company. Company hereby accepts Purchaser’s assignment contained in section 1 above, assumes all of Purchaser’s rights and agrees to perform all of Purchaser’s obligations under the Loan Documents.

3.Assignment Subject to the Subscription Agreement. This Assignment is made pursuant to the Subscription Agreement and is subject to its terms. Nothing contained in this Assignment will be construed to limit, alter, impair, enlarge, or enhance the rights of Purchaser or Company under the Subscription Agreement. This Assignment is made solely for the purpose of separately evidencing and effectuating the transactions contemplated by the Subscription Agreement. In the event of any conflict or inconsistency between this Assignment and the Subscription Agreement, the terms of the Subscription Agreement will govern.

4.Further Assurances. Purchaser shall, upon Company’s request and without further consideration, execute, deliver, and perform, as applicable, all further acts, assurances, assignments, and other instruments and papers as reasonably requested by Company to confirm or evidence Purchaser’s assignment pursuant to section 1.

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5.General Provisions. This Assignment will be binding upon and inure to the benefit of the successors and assigns of the parties. The parties may execute this Assignment in multiple counterparts, each of which constitutes an original, and all of which, collectively, constitute only one agreement. The signatures of all of the parties need not appear on the same counterpart, and delivery of an executed counterpart signature page by facsimile or electronically is as effective as executing and delivering this Assignment in the presence of the other parties to this Assignment.

The parties are signing this Assignment and Assumption Agreement on the date stated in the introductory paragraph.

Purchaser: Secured Real Estate Income Fund I LLC	Company: Secured Real Estate Income Strategies LLC
SREIF Manager I, LLC, its Manager Robert Barr, Investment Manager, POA	SREIF Manager II, LLC, its Manager Robert Barr, Investment Manager, POA

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Schedule 1

Loan Documents

5.L052880 ($160,060)

w.Mezzanine Note, Loan Agreement, and Pledge Agreements

x.DVC Alexandria Apartment Owner LLC, a Georgia Limited Liability Company, having an address of 1020 Powers Place, Alpharetta, Georgia, USA, 30009

y.2604 Cambleton Road Partners, LLC, a Georgia Limited Liability Company, having an address of 1020 Powers Place, Alpharetta, Georgia, USA, 30009

z.Virginia Manor Partners LLC, an Alabama Limited Liability Company, having an address of 6208 Owen Street, Birmingham, AL 35228

aa.Arlington Park Partners LLC, an Alabama Limited Liability Company, having an address of 6208 Owen Street, Birmingham, AL 35228

bb.DVC Covington (Ga) LP, a Georgia Limited Partnership, having an address of 1020 Powers Place, Alpharetta, Georgia, USA, 30009

cc.3859 Austin Circle Associates, LP, a Georgia Limited Partnership, having an address of 1020 Powers Place, Alpharetta, Georgia, USA, 30009

dd.DVC (Alabama) Holdings LP, an Alabama Limited Partnership, having an address of 1020 Powers Place, Alpharetta, Georgia, USA, 30009

ee.DVC II (Alabama) Holdings LP, an Alabama Limited Partnership, having an address of 1020 Powers Place, Alpharetta, Georgia, USA, 30009

ff.DVC (Illinois) Holdings, LP, a Illinois limited partnership, having an address of c/o Rothbury Capital Corp., 1188-1095 West Pender St., Vancouver, BC V6E 2M6

gg.DVC II (Illinois) Holdings, LP, a Illinois limited partnership, having an address of c/o Rothbury Capital Corp., 1188-1095 West Pender St., Vancouver, BC V6E 2M6

6.L052894 (55,366.60)

a.Promissory Note and Deed of Trust

b.Property Address: (Yanni Palms) 5703 Old Airline Road, Manvel, TX 77578

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EXHIBIT D

INVESTOR STATUS

The Investor hereby represents and warrants, pursuant to Section 2(a) of the attached Subscription Agreement, that he, she or it is correctly and in all respects described by the category or categories set forth below directly under which the Investor or its authorized representative has signed his, her or its name (or initialed or otherwise indicated that each such category describes the Investor).

ACCREDITED INVESTOR REPRESENTATIONS

By electronically signing the Subscription Agreement, Purchaser agrees that it is an “Accredited Investor” (within the meaning of Rule 501 under the Securities Act) because it meets one of the following:8

(i)If an individual, Purchaser has a net worth, either individually or upon a joint basis with Purchaser’s spouse, of at least $1,000,000, or has had an individual income in excess of $200,000 for each of the two most recent years, or a joint income with Purchaser’s spouse in excess of $300,000 in each of those years, and has a reasonable expectation of reaching the same income level in the current year.

(ii)Purchaser is an irrevocable trust with total assets in excess of $5,000,000 whose purchase is directed by a person with such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of the prospective investment.

(iii)Purchaser is a bank, insurance company, investment company registered under the Company Act, a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934 (the “Exchange Act”), a business development company, a Small Business Investment Company licensed by the United States Small Business Administration, a plan with total assets in excess of $5,000,000 established and

8 The meaning of “net worth” (for purposes of determining whether Purchaser is an “accredited investor”) means the excess of total assets at fair market value over total liabilities.  For purposes of this calculation,

(a)the amount of Purchaser’s total assets shall exclude the fair market value of Purchaser’s primary residence, and

(b)the amount of Purchaser’s total liabilities shall include the amount of such Purchaser’s mortgage and other indebtedness that is secured by Purchaser’s primary residence which

(i)exceeds the fair market value of Purchaser’s primary residence at the time of Purchaser’s admission to the Company, or

(ii)has been incurred by Purchaser within the 60 day period prior to Purchaser’s admission to the Company and remains outstanding on the date of Purchaser’s admission to the Company (unless such indebtedness was incurred as a result of the acquisition of Purchaser’s primary residence).

If, at the time of Purchaser’s admission to the Company, Purchaser has mortgage and other indebtedness that is described in both of clauses (i) and (ii) above, then both amounts of indebtedness shall be included in the calculation of Purchaser’s total liabilities.

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maintained by a state for the benefit of its employees, or a private business development company as defined in Section 202(a)(22) of the United States Investment Advisers Act of 1940, as amended.

(iv)Purchaser is an employee benefit plan and either all investment decisions are made by a bank, savings and loan association, insurance company, or registered investment advisor, or Purchaser has total assets in excess of $5,000,000 or, if such plan is a self-directed plan, investment decisions are made solely by persons who are accredited investors.

(v)Purchaser is a corporation, partnership, limited liability company or business trust, not formed for the purpose of acquiring the Interests, or an organization described in Section 501(c)(3) of the Code, in each case with total assets in excess of $5,000,000.

(vi)Purchaser is an entity in which all of the equity owners, or a grantor or revocable trust in which all of the grantors and trustees, qualify under clause (i), (ii), (iii), (iv) or (v) above or this clause (vi).

(vii)Purchaser cannot make any of the representations set forth in clauses (i) through (vi) above and is therefore not an Accredited Investor. Purchaser warrants that the investment in the Purchased Interests does not represent more than 10% of the greater of Purchaser’s annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons).

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Exhibit E

ERISA REPRESENTATIONS

1.Purchaser is not acting on behalf of an entity which is deemed to hold the assets of an “Employee Benefit Plan”9 (which is subject to the fiduciary rules of ERISA) or a “Plan”10 (e.g., an entity of which 25% or more of any class of equity securities is held by Employee Benefit Plans or Plans, or an insurance company separate account holding “plan assets,” etc.) (each, a “Benefit Plan Investor”).

2.Purchaser is not a life insurance company using the assets of its general account.

9  Any plan, fund or program established or maintained by an employer or employee organization for the purpose of providing pension, welfare or similar benefits (i.e., deferred compensation arrangements) to employees, which is subject to the fiduciary rules of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

10  An individual retirement account (“IRA”), a Keogh plan or any other plan subject to Section 4975 of the Internal Revenue Code, as amended (the “Code”).

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Exhibit F

PRIVACY NOTICE

The Company is committed to protecting your privacy and maintaining the confidentiality and security of your personal information, and in connection therewith, this Privacy Policy is observed by Company.  This Privacy Policy explains the manner in which Managing Member collects, utilizes and maintains nonpublic personal information about its investors (“Investors”), as required under Federal Law.  “Managing Member” collectively refers to the Managing Member and each investment account, partnership, limited liability company or fund (individually a “Company,” and collectively, the “Companies”) for which the Managing Member serves as general partner, managing member, or manager.  This Privacy Policy only applies to products and services provided by Managing Member to individuals (including regarding investments in the Company) and which are used for personal, family, or household purposes (not business purposes).

Collection of Investor Information

Managing Member collects personal information about its Investors from the following sources:

1. Subscription forms, investor questionnaires, account forms, and other information provided by the Investor in writing, in person, by telephone, electronically or by any other means.  This information includes name, address, employment information, and financial and investment qualifications;

2. Transactions within the Company, including account balances, investments, distributions and fees;

3. Other interactions with Managing Member’s affiliates (for example, discussions with our staff and affiliated broker-dealer); and

4. Verification services and consumer reporting agencies, including an Investor’s creditworthiness or credit history.  (Managing Member generally does not use these services.)

Disclosure of Nonpublic Personal Information

Managing Member may share nonpublic personal information about its Investors or potential Investors with affiliates, as permitted by law.  Managing Member does not disclose nonpublic personal information about its Investors or potential Investors to nonaffiliated third parties, except as permitted by law (for example, to service providers who provide services to the Investor or the Investor’s account).

Managing Member may share nonpublic personal information, without an Investor’s consent, with affiliated and nonaffiliated parties in the following situations, among others:

1. To respond to a subpoena or court order, judicial process or regulatory inquiry;

2. In connection with a proposed or actual sale, merger, or transfer of all or a portion of its business;

3. To protect or defend against fraud, unauthorized transactions (such as money laundering), law suits, claims or other liabilities;

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4. To service providers of Managing Member in connection with the administration and operations of Managing Member, the Company and other Managing Member products and services, which may include brokers, attorneys, accountants, auditors, administrators or other professionals;

5. To assist Managing Member in offering Managing Member-affiliated products and services to its Investors;

6. To process or complete transactions requested by an Investor; and

7. For any proper purpose as contemplated by or permitted under the applicable Company offering, governing or organizing documents.

Former Customers and Investors

The same Privacy Policy applies to former Investors.

Protection of Investor Information

Managing Member maintains physical, electronic and procedural safeguards that comply with federal standards to protect customer information.  Managing Member restricts access to the personal and account information of Investors to those employees who need to know that information in the course of their job responsibilities.

Further Information

Managing Member reserves the right to change this Privacy Policy at any time.  The examples contained within this Privacy Policy are illustrations and are not intended to be exclusive.  This Privacy Policy complies with Federal Law regarding privacy.  You may have additional rights under other foreign or domestic laws that may apply to you.  All questions should be directed to Managing Member Contact Information.

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